Independent Auditors' Consent

The Board of Directors
Hantro Products Oy:

We consent to the incorporation by reference in this registration statement in Form S-8 of On2 Technologies, Inc. of our report dated June 20, 2007, with respect to the consolidated balance sheets of Hantro Products Oy and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K of On2 Technologies, Inc. dated July 16, 2007.

Helsinki, Finland

November 2, 2007

KPMG Oy Ab

Virpi Halonen
Authorized Public Accountant